Exhibit 99.1

Darling International Inc.

News Release
March 29, 2004

DARLING INTERNATIONAL INC.
ANNOUNCES RESULTS FOR
FISCAL YEAR AND FOURTH QUARTER 2003

        Irving, Texas, March 29, 2004:          Darling International Inc. (AMEX:DAR) reported $18.2 million net income for Fiscal 2003. This represents a $9.2 million increase in net income as compared to 2002. Sales and earnings for the fourth quarter and fiscal year ended January 3, 2004, as compared to the same period of the prior year are as follows:

FISCAL YEAR

        For Fiscal 2003, the Company's net sales grew 23.7% to $324.4 million as compared to $262.2 million for Fiscal 2002. Increases in finished product prices and increased purchases of finished products for resale accounted for the majority of the $62.2 million net sales increase.

         For the fiscal year ended January 3, 2004, the Company reported net income of $18.2 million as compared to a net income of $9.0 million for the 2002 comparable period. The $9.2 million increase in net income for Fiscal 2003, resulted from increases in net sales and other income, which included approximately $3.9 million attributable to early retirement of debt, and a reduction in depreciation and amortization and interest expense, which more than offset increases in cost of sales, selling, general and administrative expenses and income taxes.

        The Company's Chief Executive Officer, Randall Stuewe, commented, "While 2003 was a challenging year in our industry, the Company's results exceeded 2002 and we demonstrated another good year of solid growth and improved profitability."

FOURTH QUARTER

        For the fourth quarter 2003, the Company's net sales were $96.5 million as compared to $70.4 million for the fourth quarter 2002. Increases in finished product prices accounted for the majority of the $26.1 million increase.

        Net income for the fourth quarter 2003 improved to $8.9 million as compared to a net income of $3.7 million for the 2002 comparable period. The $5.2 million increase in net income for the fourth quarter, resulted from increases in net sales and other income which more than offset increases in cost of sales and income taxes. Other income increased $3.3 million attributable to early retirement of debt.

        Darling International Inc. is the largest publicly traded, food and animal by-products recycling company in the United States. The Company collects and recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats and meat and bone meal. These products are primarily sold to animal feed and oleo-chemical manufacturers around the world. In addition, the Company provides grease trap collection services and sells equipment to restaurants.

        The Company's shares are traded on the American Stock Exchange under the symbol DAR. In AMEX trading on March 26, 2004, Darling stock closed at $2.86 per share.

{ This media release contains forward-looking statements regarding the business operations of Darling. These statements are identified by words such as "may," "will," "expect," "believe," "intend," "anticipate," "should", "estimate, "continue," and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties, including business and economic conditions in its existing markets. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company's filings with the Securities and Exchange Commission. Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. }

Darling International Inc.

Consolidated Operating Results
For the Periods Ended January 3, 2004 and December 28, 2002
(Dollars in thousands, except per share amounts)
(Unaudited)

                                                    Three Months Ended                      Twelve Months Ended
                                              -----------------------------------   ------------------------------------
                                                                       $ Change                               $ Change
                                                Jan. 3,    Dec. 28,    Favorable      Jan. 3,     Dec. 28,    Favorable
                                                  2004       2002    (Unfavorable)     2004         2002    (Unfavorable)
                                              ---------   ---------   -----------   ---------    ---------   -----------

Net sales ................................... $  96,519    $  70,399    $  26,120    $ 324,429    $ 262,236    $  62,193

Costs and expenses:
     Cost of sales and operating expense  ...    72,139       51,883      (20,256)     246,061      194,559      (51,502)
     Selling, general and
       administrative expenses ..............    10,002        7,518       (2,484)      35,971       30,294       (5,677)
     Depreciation and  amortization .........     4,175        4,155          (20)      15,133       16,426        1,293
                                              ---------    ---------    ---------    ---------    ---------    ---------
        Total costs and expenses ............    86,316       63,556      (22,760)     297,165      241,279      (55,886)
                                              ---------    ---------    ---------    ---------    ---------    ---------
        Operating income ....................    10,203        6,843        3,360       27,264       20,957        6,307
                                              ---------    ---------    ---------    ---------    ---------    ---------
Other income (expense):
     Interest expense .......................      (738)        (438)        (300)      (2,365)      (6,409)       4,044
     Other, net .............................     3,948          740        3,208        3,938        2,001        1,937
                                              ---------    ---------    ---------    ---------    ---------    ---------
           Total other income (expense) .....     3,210          302        2,908        1,573       (4,408)       5,981
                                              ---------    ---------    ---------    ---------    ---------    ---------
Income  from continuing operations
  before income taxes .......................    13,413        7,145        6,268       28,837       16,549       12,288

Income taxes ................................    (4,549)      (3,450)      (1,099)     (10,646)      (7,183)      (3,463)
                                              ---------    ---------    ---------    ---------    ---------    ---------
     Income from continuing operations ......     8,864        3,695        5,169       18,191        9,366        8,825
     Income (loss)  from discontinued
       operation, net of tax  ...............         0          (17)          17            0         (403)         403
                                              ---------    ---------    ---------    ---------    ---------    ---------
Net income ..................................     8,864        3,678        5,186       18,191        8,963        9,228
Preferred dividends and accretion (1) .......         0         (364)         364         (101)        (994)         893
                                              ---------    ---------    ---------    ---------    ---------    ---------
     Net income applicable to
        common shareholders ................. $   8,864    $   3,314    $   5,550    $  18,090    $   7,969    $  10,121
                                              =========    =========    =========    =========    =========    =========

Basic and diluted income (loss) per share:
     Continuing operations .................. $    0.15    $    0.05    $    0.10    $    0.29    $    0.19    $    0.10
     Discontinued operations ................         0            0            0            0        (0.01)        0.01
                                              ---------    ---------    ---------    ---------    ---------    ---------
                     Total .................. $    0.15    $    0.05    $    0.10    $    0.29    $    0.18    $    0.11
                                              =========    =========    =========    =========    =========    =========
(1)	Preferred dividends accrued were $0 (zero dollars) and $(310,000) during the three and twelve months ended January 3, 2004, respectively. Accretion of the preferred stock discount were $0 (zero dollars) and $209,000 during the three and twelve months ended January 3, 2004, respectively.

FOR MORE INFORMATION CONTACT: Brad Phillips, Treasurer, or John O. Muse, Executive Vice President of Finance and Administration	251 O'Connor Ridge Blvd., #300 Irving, Texas 75038 Phone: 972-717-0300